Exhibit 2.2

PURCHASE AND SALE AGREEMENT

Dated as of April 22, 2005

by and among

INSTINET GROUP INCORPORATED,

THE BANK OF NEW YORK,

with respect to Sections 6.3(e) and 8.2(i) only,

REUTERS AMERICA LLC,

and

with respect to Sections 6.3(e) and 8.2(i) only,

REUTERS GROUP PLC

-i-

-ii-

SCHEDULES

Buyer Disclosure Schedule

Seller Disclosure Schedule

EXHIBITS

Exhibit A –	Sample Net Asset Value Statement
Exhibit B –	Term Sheet for Transition Services Agreement and Japan Services Agreement

-iii-

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2005 by and among Instinet Group Incorporated, a Delaware corporation (“Seller”), The Bank of New York, a New York banking corporation (“Buyer”), with respect to Sections 6.3(e) and 8.2(i) only, Reuters America LLC, a Delaware limited liability company (“Parent”), and, with respect to Sections 6.3(e) and 8.1(i) only, Reuters Group PLC, a company organized under the laws of England and Wales.

WHEREAS, Seller owns all of the outstanding Shares (as defined below);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares on the terms and conditions set forth herein; and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, simultaneously with the execution of this Agreement, Buyer and a certain member of management of the Company are entering into an employment agreement which shall become effective as of the Closing;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Capitalized terms not otherwise defined herein shall have the following meanings when used in this Agreement:

“55 Water Street Lease” shall mean the 55 Water Street Lease Agreement between New Water Street Corp and the Company, dated December 6, 1996, and disclosed under Section 3.13(a) of the Seller Disclosure Schedule.

“Action” shall be as defined in Section 5.10.

“Additional Purchase Price” shall mean the Closing Date Net Asset Value Amount set forth in the Final Net Asset Value Statement.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall be as defined in the preamble of this Agreement.

“Allocation” shall be as defined in Section 6.1.

“Assignment Time” shall mean the close of business on the day preceding the consummation of the sale or other disposition of all or substantially all of the assets or capital stock of Seller, whether by merger, recapitalization, reorganization, combination, sale or other extraordinary transaction.

“Authority” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic (including federal, state or local) or foreign or any Self-Regulatory Organization, which has authority or jurisdiction over the Company.

“Benefits Continuation Period” shall be as defined in Section 5.7(a).

“Business Day” shall mean any day except Saturday, Sunday or other day on which commercial banks in the City of New York, New York are authorized or required to close by law.

“Buyer” shall be as defined in the preamble to this Agreement.

“Buyer Benefit Plans” shall be as defined in Section 5.7(d).

“Buyer Disclosure Schedule” shall mean the schedules of Buyer attached hereto.

“Buyer Indemnified Parties” shall be as defined in Section 8.2(b).

“Buyer Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, or effect that has a materially adverse effect on the ability of Buyer to perform its obligations hereunder or consummate the Transactions or that would materially delay or prevent Closing.

“Buyer’s Representatives” shall mean Christopher Springer, Paul Foster and Charles Rappold.

“Client” shall mean any Person to whom the Company provides services.

“Client Contracts” shall be as defined in Section 3.19(b).

“Closing” shall be as defined in Section 2.2.

“Closing Date” shall be as defined in Section 2.2.

“Closing Date Net Asset Value Amount” shall mean Stockholders’ Equity (as such term is used in the Financial Statements) of the Company as of the close of business on the Closing Date in an amount not less than $20,000,000; provided, however, (i) that all Tax assets and liabilities and all provisions, accruals and reserves for or with respect thereto (in each case whether current or deferred, contingent or otherwise) shall be excluded for purposes of calculating the Closing Date Net Asset Value Amount; (ii) that all intracompany receivables and payables to be settled pursuant to Section 5.2 shall be excluded for purposes of calculating the Closing Date Net Asset Value Amount; (iii) that the net asset value of the international brokerage business to be transferred to the Company pursuant to Section 5.11 shall be included for purposes of calculating the Closing Date Net Asset Value Amount; and (iv) any obligations or liabilities (and all provisions, accruals and reserves for or with respect thereto), including with respect to employees, which Seller is retaining and/or Buyer is not assuming pursuant to Section 5.7 shall be excluded for purposes of calculating the Closing Date Net Asset Value Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Lynch, Jones & Ryan, Inc., a Delaware corporation.

“Company Employee” shall mean any individual employed by the Company as of the time in question, whether actively at work or on approved leave of absence, and those employees of Seller, whether actively at work or on approved leave of absence, who perform significant services for the Company.

“Company Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, or effect that is materially adverse to the business, results of operations, or financial condition of the Company, other than any event, occurrence, fact, condition, change, or effect arising out of or relating to (a) any changes in general economic or political conditions; (b) any events, circumstances, changes or effects that affect generally the industry in which the Company operates, provided that such events, circumstances, changes or effects do not have a materially disproportionate effect on the Company relative to other entities operating businesses similar to the business of the Company; (c) any changes in any Legal Requirements, provided that such changes do not have a materially disproportionate effect on the Company relative to other entities operating businesses similar to the business of the Company; or (d) the announcement or consummation of this Agreement or the Transactions.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of November 23, 2004, by and between Seller and Buyer, as supplemented by the letter agreement dated as of April 14, 2005, by and between Seller and Buyer.

“Contract” shall mean any written or oral note, bond, indenture, mortgage, deed of trust, contract, instrument, binding arrangement, lease, license or other agreement.

“Control” (including the terms “Controlling,” “Controlled by” or “under common Control with”) shall mean the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of a Person (whether through ownership of at least 20% of the voting securities, partnership interests or other ownership interests, by Contract, by membership or involvement in the board of directors, management committee or management structure of such Person, or otherwise).

“Controlling Party” shall be as defined in Section 6.5(c).

“Copyrights” means all copyrights, including moral rights and rights of attribution and integrity, mask works (as defined under 17 U.S.C. § 901), copyrights in Software and in the content contained on any world-wide web site, and registrations and applications for any of the foregoing.

“Covered Claims” shall be as defined in Section 8.2(i).

“Damages” shall be as defined in Section 8.2(a).

“Disabling Devices” means any “Trojan horse,” “worms,” “trap doors,” “back doors,” viruses, bugs, faults, or devices or effects that (a) enable or assist any person to access without authorization the relevant Software or (b) otherwise significantly adversely affect or impair the functionality of the Software as described in any relevant documentation relating thereto.

“Domain Names” means any alphanumeric designations which are registered with or assigned by any domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet.

“Employment Agreement” shall mean a contract, offer letter or agreement of Seller or the Company with or addressed to any Company Employee or pursuant to which Seller or the Company has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services of a Company Employee.

“Environmental Laws” means any and all applicable Legal Requirements relating to the environment or the effect of the environment on human health, or relating to emissions, discharges, handling, management, disposal, use or releases of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any and all liabilities, current or future, accrued or contingent, of the Company which arise under or relate to Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Additional Purchase Price” shall be as defined in Section 2.3(a).

“Estimated Net Asset Value Statement” shall be as defined in Section 2.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Net Asset Value Statement” shall be as defined in Section 2.3(a)(iv).

“Financial Statements” shall be as defined in Section 3.5.

“Firestone Litigation” shall mean the legal proceeding disclosed under Section 3.8(3) of the Seller Disclosure Schedule (including any litigation in respect of the same substantive matter involving the same plaintiff).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied throughout a relevant period.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall be as defined in Section 8.2(b).

“Indemnifying Party” shall be as defined in Section 8.2(c).

“Information Memorandum” shall be as defined in Section 5.8.

“Initial Purchase Price” shall be as defined in Section 2.1.

“Intellectual Property” shall mean all Copyrights, Patents, Trademarks, Domain Names, Trade Secrets, Software and other similar intellectual property rights.

“International Brokerage Business” shall mean the international brokerage business operated by the Company.

“Japan Services Agreement” shall mean an agreement for the provision of services and regulatory compliance services in Japan required for the Company to do business in Japan substantially as conducted immediately prior to the Closing for no more than 12 months following Closing and as further described in Section 5.19.

“Judgments” shall mean any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements (other than settlement agreements which are no longer in effect) or awards of any Authority or arbitrator.

“Legal Requirements” shall mean any and all applicable (a) federal, territorial, state, local and foreign laws, ordinances, regulations; (b) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances and regulations; (c) rules, guidelines or published interpretations of any Self-Regulatory Organization; and (d) Judgments.

“Lien” shall mean any lien, encumbrance, pledge, mortgage, security interest, claim under bailment, storage contract or other adverse claim in respect of a property or asset.

“Management Profit and Loss Statements” shall be as defined in Section 3.5.

“Material Contracts” shall be as defined in Section 3.13(a).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to ERISA.

“Multiple Employer Plan” shall mean a pension plan subject to ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Net Asset Value Resolution Period” shall be as defined in Section 2.3(a)(iii).

“Net Asset Value Statement” shall be as defined in Section 2.3(a)(ii).

“Neutral Auditors” shall mean Deloitte & Touche.

“New Savings Plan” shall be as defined in Section 5.7(e).

“Non-controlling Party” shall be as defined in Section 6.5(c).

“Parent” shall be as defined in the preamble to this Agreement.

“Patents” means all patents and industrial design registrations, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing.

“Permits” shall mean any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Legal Requirement.

“Permitted Liens” shall mean (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith, (b) Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable Legal Requirements incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, or (c) other Liens which do not materially impair use of the related asset as presently used in the business of the Company.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or an Authority.

“Post-Closing Tax Period” shall be as defined in Section 6.7.

“Pre-Closing Obligation” means any and all liabilities or obligations (and related Damages) of the Company (other than with respect to Taxes) (i) arising prior to the Closing other than obligations under executory Contracts or otherwise to be performed after the Closing or (ii) arising out of any breach of duty (including acts or omissions constituting negligence, gross negligence, recklessness or bad faith), breach of contract or violation of Legal Requirement or Judgment (whether by action or inaction) by the Company to the extent occurring prior to the Closing, in the case of either clause (i) or (ii) except to the extent accrued or reserved for in the Final Net Asset Value Statement.

“Pre-Closing Tax Period” shall be as defined in Section 6.3(a).

“Purchase Price” shall be as defined in Section 2.1.

“Recapture Arrangement” means any directed brokerage or other arrangement pursuant to which a client agrees to direct securities transactions to a broker-dealer in exchange for which the broker-dealer agrees to rebate to the client a portion of the commissions paid and/or pay expenses on behalf of the client.

“Receivables” shall mean all accounts receivable of the Company and the International Brokerage Business, including those from Clients that (a) are reflected on the books of the Company as of the Closing Date, (b) arose as of the Closing Date in the ordinary course of the business consistent with past practice and (c) are identified on the Final Net Asset Value Statement.

“Reports” shall be as defined in Section 3.9(d).

“Required Buyer Regulatory Approvals” shall be as defined in Section 4.3(b).

“Required Regulatory Approvals” shall be as defined in Section 4.3(b).

“Required Seller Regulatory Approvals” shall be as defined in Section 3.6(b).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Self-Regulatory Organization” shall be as defined in Section 3(a)(26) of the Exchange Act.

“Seller” shall be as defined in the preamble to this Agreement.

“Seller Benefit Plans” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Seller for the benefit of Company Employees, but excluding any Employment Agreements.

“Seller Disclosure Schedule” shall mean the schedules of Seller attached hereto.

“Seller Indemnified Parties” shall be as defined in Section 8.2(a).

“Seller’s Knowledge” shall mean the actual knowledge of Paul Merolla, John F. Fay or Todd Burns, assuming each such Person had made, consistent with such Person’s position with the Company, all reasonable inquiries of all Persons who might reasonably be expected to have knowledge of the relevant fact, event, circumstance or occurrence.

“Severance Benefits” shall mean any and all Liabilities in respect of severance, redundancy and similar pay and benefits, or salary continuation, and similar obligations (including the employer’s portion of relevant employment taxes), relating to the termination or alleged termination of employment, whether arising under an Employment Agreement, under the Instinet Corporation Severance Policy (a copy of which has been provided to Buyer), or applicable Legal Requirements.

“Shares” shall mean the shares of common stock, par value $0.01, of the Company.

“Soft Dollar Arrangement” means any arrangement pursuant to the safe harbor provided under Section 28(e) of the Exchange Act or otherwise under which brokerage and research products or services are provided by a broker-dealer to a client in exchange for commission payments to the broker-dealer.

“Software” means any computer program or software (including source code and object code).

“Straddle Period” shall be as defined in Section 6.3(a).

“Subsidiary” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person.

“Takeover Proposal” shall mean any proposal for a merger or other business combination involving the Company, or the acquisition of more than 5% of the outstanding capital stock of the Company or a substantial portion of the assets of the Company, in each case other than the Transactions.

“Tax” shall mean all taxes imposed by any U.S. federal, state, local, foreign or other Tax Authority, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto.

“Tax Authority” shall mean any Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Claim” means any claim with respect to Taxes made by any Tax Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 6.2.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Proceeding” shall be as defined in Section 6.5(b).

“Tax Return” shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

“Termination Date” shall mean the later of (a) the date which is six months after the date of this Agreement (b) or, if any of the Required Regulatory Approvals shall not have been received by the date which is six months after the date of this Agreement but all other conditions set forth in Article 7 are capable of being satisfied as of such date, then the first anniversary of the date of this Agreement.

“Third-Party Claim” shall be as defined in Section 8.2(c).

“Third-Party Intellectual Property Rights” means all Intellectual Property not owned by the Company but otherwise used by the Company.

“Third-Party Software” means all Software not owned by the Company but otherwise used by the Company.

“Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin, together with the goodwill of the Company symbolized by any of the foregoing and registrations and applications relating to any of the foregoing.

“Transactions” shall be as defined in Section 3.2.

“Transfer Tax Party” shall be defined in Section 6.2.

“Transfer Taxes” shall be defined in Section 6.2.

“Transition Services Agreement” shall mean a transition services agreement in form reasonably agreed upon by Seller and Buyer providing for the services described in Section 5.19.

“WARN Act” shall be as defined in Section 3.26.

“Welfare Benefits” shall be as defined in Section 5.7(d).

“Withholding Certificate” means a properly completed and, if required, signed Internal Revenue Service Form W-9, W-8 (in any of its variants) or any substitute for such form conforming to the requirements under the Code.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, 100% of the Shares at the Closing. The purchase price for the Shares shall be the sum of (i) $154,000,000 (one hundred fifty four million dollars) in cash (the “Initial Purchase Price”), (ii) the Additional Purchase Price and (iii) any contingent payment pursuant to Section 2.3(b) (collectively, the “Purchase Price”). The Purchase Price shall be paid as provided in Sections 2.2 and 2.3.

Section 2.2 Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the office of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the last day of the month following satisfaction of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time or place as Buyer and Seller may agree (the “Closing Date”). At the Closing:

(a) Buyer shall deliver to Seller the Initial Purchase Price and the Estimated Additional Purchase Price in immediately available funds by wire transfer to an account designated by Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date;

(b) Seller shall deliver to Buyer certificates for 100% of the outstanding Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; and

(c) the parties shall make the other deliveries contemplated by this Agreement.

Section 2.3 Additional Purchase Price; Contingent Payment. (a)(i) At least two business days prior to the Closing Date, Seller shall prepare and cause to be delivered to Buyer a statement of the estimated Closing Date Net Asset Value Amount (the “Estimated Net Asset Value Statement”) in a form substantially similar to the sample statement (which sets forth the Closing Date Net Asset Value Amount as if the Closing Date was March 31, 2005) attached hereto as Exhibit A. The Estimated Net Asset Value Statement shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the Financial Statements, except as indicated in the definition of “Closing Date Net Asset Value Amount.” The term “Estimated Additional Purchase Price” means an estimate of the Closing Date Net Asset Value Amount, as set forth on the Estimated Net Asset Value Statement.

(ii) As soon as practicable, but in no event later than 90 days following the Closing Date, Buyer shall prepare and cause to be delivered to Seller a statement of the definitive Closing Date Net Asset Value Amount of the Company (a “Net Asset Value Statement”) in a form substantially similar to Exhibit A. The Net Asset Value Statement shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, except as indicated in the definition of “Closing Date Net Asset Value Amount.” In connection with the preparation of the Net Asset Value Statement, Buyer shall cause the Company to send to the

Clients (a) a statement of accounts as of the end of the month in which the Closing occurs, and (b) a notice requesting each such Client to inform Buyer, within 30 days after the date of such notice, of any discrepancy in such Person’s account balances and to confirm the services or products used by such Client on the Closing Date pursuant to Soft Dollar Arrangements or Recapture Arrangements with Seller. Buyer and Seller shall investigate in a timely manner all discrepancies brought to Buyer’s attention.

(iii) Seller shall have 15 days from receipt of the Net Asset Value Statement to review such Net Asset Value Statement. The Net Asset Value Statement shall be accompanied by such calculations and supporting work papers as is necessary to an understanding of the Net Asset Value Statement. Unless Seller delivers written notice to Buyer on or prior to the 15th day after Seller’s receipt of the Net Asset Value Statement specifying any disputed items and the basis therefor, Seller shall be deemed to have accepted and agreed to the Net Asset Value Statement. If Seller so notifies Buyer of its objection to the Net Asset Value Statement, Buyer and Seller shall, during the 15 days following such notice (the “Net Asset Value Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(iv) If, at the conclusion of the Net Asset Value Resolution Period, amounts shall remain in dispute, then all amounts remaining in dispute shall be submitted to the Neutral Auditors within 10 days after the expiration of the Net Asset Value Resolution Period. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Buyer and Seller. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors’ determination shall be made within 60 days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The term “Final Net Asset Value Statement” means the definitive Net Asset Value Statement setting forth the Closing Date Net Asset Value Amount agreed or deemed to have been agreed to by Buyer and Seller in accordance with this Section 2.3(a) or the definitive Net Asset Value Statement resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.3(a) (in addition to those items theretofore agreed to by Seller and Buyer).

(v) To the extent that the Closing Date Net Asset Value Amount reflected on the Final Net Asset Value Statement exceeds the Estimated Additional Purchase Price, Buyer shall pay to Seller the amount of such excess, not later than three Business Days after the Final Net Asset Value Statement has been agreed or deemed to be agreed to by, or has been delivered by the Neutral Auditor to, Buyer and Seller. To the extent that the Estimated Additional Purchase Price exceeds the Closing Date Net Asset Value Amount reflected on the Final Net Asset Value Statement, Seller shall pay to Buyer the amount of such excess, not later than three Business Days after the Final Net Asset Value Statement has been agreed to or deemed to be agreed to by, or has been delivered by the Neutral Auditor to, Buyer and Seller. Any payment pursuant to this Section 2.3 shall be payable in cash paid by wire transfer to the payee of immediately available funds, in accordance with the written instructions from the payee given to the payor not later than two Business Days before the date on which the payor is obligated to make such payment. In the event the amount contemplated by this paragraph is not paid by Buyer or Seller, as the case may be, within such three Business Day-period, the amount due shall accrue interest at the rate of 8% per annum (which shall not limit any other rights the receiving party may have).

(b)(i)Not later than July 31, 2005, Seller will provide to Buyer a copy of the statement of income of the Company for the three months ended June 30, 2005, which statement of income will be prepared in accordance with GAAP and otherwise in a manner consistent with the preparation of the Financial Statements, together with a calculation of Net Transaction Revenues for such period (the “Second Quarter Income Statement”).

(ii) If the aggregate Net Transaction Revenues during the three month period ended on June 30, 2005 set forth on the Second Quarter Income Statement equal or exceed $17.1 million, Buyer will make an additional payment to Seller equal to $5 million. For purposes of the foregoing, “Net Transaction Revenues” shall mean for the three month period ended June 30, 2005 the gross commission revenues of the Company recorded during such period in accordance with GAAP less (A) associated soft dollar and commission recapture expenses, including all client credits and (B) allowance for bad debts, in the case of clauses (A) and (B) recorded during such period in accordance with GAAP. Gross commissions shall not include revenues from Affiliates.

(iii) Buyer shall have 30 days from receipt of the Second Quarter Income Statement to review such Second Quarter Income Statement. The Second Quarter Income Statement shall be accompanied by such calculations and supporting work papers as is necessary to an understanding of the Second Quarter Income Statement. Unless Buyer delivers written notice to Seller on or prior to the 30th day after Buyer’s receipt of the Second Quarter Income Statement specifying any disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Second Quarter Income Statement. If Buyer so notifies Seller of its objection to the Second Quarter Income Statement or the calculation of Net Transaction Revenues, Buyer and Seller shall, during the 15 days following such notice (the “Net Transaction Revenues Resolution Period”), attempt to resolve their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(iv) If, at the conclusion of the Net Transaction Revenues Resolution Period, amounts shall remain in dispute, then all amounts remaining in dispute shall be submitted to the Neutral Auditors within 10 days after the expiration of the Net Transaction Revenues Resolution Period. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Buyer and Seller. The Neutral Auditors shall act as an arbitrator to determine only those issues in dispute. The Neutral Auditors’ determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The Second Quarter Income Statement shall become final and binding when the Net Transaction Revenues are agreed or deemed to have been agreed to by Buyer and Seller in accordance with this Section 2.3(b) or when such determinations are made by the Neutral Auditors in accordance with this Section 2.3(b) (in addition to those items theretofor agreed to by Seller and Buyer).

(v) Upon the later of the Closing Date or within three Business Days of the Second Quarter Income Statement becoming final in accordance with clause (iv), Buyer will pay to Seller any amount payable under this Section 2.3(b) by wire transfer of immediately available funds to a bank account designated by Seller.

Section 2.4 Receivables. Seller shall guaranty the collection of the Receivables to the extent provided in this Section 2.4. Buyer shall use the same collection efforts with respect to the Receivables generally used by Buyer in collecting Buyer’s accounts receivable. Promptly following each month end beginning with the first month-end after the Closing Date, Buyer shall provide to Seller a reconciliation statement reflecting Receivables paid, with reasonable detail, and the outstanding Receivables balance as of such month-end. At the request of Seller whether before or after the 180 day period referenced below, Buyer shall take additional commercially reasonable efforts to collect any outstanding Receivables and the parties shall cooperate with each other and work together in respect thereof. In the event that Buyer offers to forgive, set-off, apply a credit (with respect to the applicable Receivable) or otherwise compromise any outstanding Receivable, the remaining Receivables balance, and Seller’s guaranty with respect thereto, shall be reduced dollar-for-dollar. Upon demand by Buyer, Seller shall purchase any Receivables remaining unpaid 180 days after the Closing Date, for a cash purchase price equal to the book value of such Receivables on the Closing Date, less any subsequent payments (forgiveness, set-off, application of credit (with respect to the applicable Receivable) or other compromise) in respect of such Receivables prior to or on the date of such purchase and any reserve for such Receivables reflected on the Final Net Asset Value Statement. To the extent that Buyer subsequently receives payment on any such Receivable, Buyer shall promptly pay to Seller an amount equal to the lesser of (i) the amount Seller paid to Buyer in respect of such Receivable and (ii) the amount Buyer received as payment on such Receivable. Buyer shall also assign to Seller whatever rights Buyer or the Company may have in any uncollected Receivables with respect to which Seller has performed on the guaranty, and Seller shall be entitled to full rights of collection and enforcement in connection therewith.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Organization and Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted and as and where the business is located. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Authorization and Validity of Agreement. Seller has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement (the “Transactions”). The execution, delivery and performance by Seller of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary action of Seller and no other action on the part of Seller or its stockholders is necessary for the authorization, execution, delivery or performance by Seller of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer and Parent, constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share.

(b) There are 1,000 Shares outstanding, all of which have been duly authorized and validly issued, are fully paid and non-assessable and are owned by Seller. There are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (ii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Shares. The Shares are not subject to preemptive or similar rights and were not issued in violation of any preemptive rights.

Section 3.4 Ownership of Shares. Seller is the record and beneficial owner of all of the outstanding Shares, free and clear of any Lien (other than Liens created by or on behalf of Buyer or pursuant to state or federal securities laws). Seller has the full corporate power, right and authority to transfer, convey and sell the Shares to Buyer at the Closing, and there are no voting trusts, proxies or other voting agreements with respect to the Shares.

Section 3.5 Financial Statements. Seller has previously made available to Buyer copies of the audited (a) balance sheets of the Company as of the December 31, 2003 and 2004 and (b) income statements and statements of cash flow of the Company for the years ending on December 31, 2003 and 2004 (together with the notes thereto and auditor’s reports thereon (if available), the “Financial Statements”) and (c) the internal unaudited management profit and loss statement including the International Brokerage Business as of December 31, 2003 and 2004, and March 31, 2005 included as Section 3.5 of the Seller Disclosure Schedule (the “Management Profit and Loss Statements”). The Financial Statements have been prepared in accordance with the books and records of the Company and fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company (excluding the International Brokerage Business, which is not reflected on the Financial Statements), in accordance with GAAP, as of the respective dates and for the respective periods indicated therein. The Management Profit and Loss Statements have been prepared in accordance with the books and records of the Company and fairly present, in all material respects, the financial condition and results of operations of the Company (including the International Brokerage Business), in accordance with GAAP, as of the respective dates and for the respective periods indicated therein (except for the absence of notes, the classification of certain revenues and expenses and normal year end adjustments). From December 31, 2004 to the date hereof, there has not been with respect to the Company other than any individual net adjustment or change in excess of $10,000 or with a net effect in excess of $10,000 or aggregate net adjustments or changes in excess of $175,000 or with an aggregate net effect in excess of $175,000, (i) any adjustment in any Receivables or payables or in the gross commission rate, recapture rate or soft dollar ratio applicable to any Client; or (ii) any change in any clearing rate by any of Company’s clearing broker-dealers.

Section 3.6 No Violation; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by Seller and, assuming termination or expiration of applicable waiting periods under the HSR Act and receipt of the Required Seller Regulatory Approvals, the consummation of the Transactions do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of Seller or the Company under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws of Seller or the Company, (ii) any Legal Requirement applicable to Seller or the Company or any of their respective properties or assets, or (iii) any Contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Company Material Adverse Effect or would not prevent the consummation of the Transactions.

(b) Except for (i) filings by Seller required by the HSR Act and (ii) the filings by and receipt of approvals from the Authorities listed on Section 3.6(b) of the Seller Disclosure Schedule (such filings and approvals, the “Required Seller Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent Seller from performing its obligations under this Agreement or would not reasonably be expected to have a Company Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by, Buyer or its Affiliates.

Section 3.7 Absence of Certain Changes or Events. Since December 31, 2004, (a) no event, change, development or fact that, individually or in the aggregate, has occurred that has had or could reasonably be expected to have a Company Material Adverse Effect, (b) the Company has, in all material respects, carried on its business in the ordinary course consistent with past practice, except as otherwise contemplated or permitted by this Agreement and (c) none of the events or actions that the Company is prohibited from taking pursuant to Section 5.2(b), (d), (g)-(l) has occurred or been taken.

Section 3.8 Legal Proceedings. There is no action, suit, investigation, arbitration or proceeding (whether criminal or civil) pending against or, to Seller’s Knowledge, threatened against or affecting, Seller or the Company or any of their respective properties before any Authority which has had or would, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or which would prevent Seller from consummating the Transactions. Neither the Company nor any officer, director, manager of the Company or Company Employee is operating under, and the Company is not currently subject to, any Judgment with respect to the business of the Company.

Section 3.9 Compliance with Legal Requirements and Permits. (a) The Company is, in all material respects, in compliance with all Legal Requirements which relate to the Company’s business. The Company is in compliance with all applicable Permits, except as would not reasonably be expected to have a Company Material Adverse Effect. All material Permits currently used by the Company are in full force and effect. The Company has, to the extent required, made all filings necessary to request the timely renewal or issuance of all material Permits prior to the Closing for the Company to own, operate and maintain its assets and to conduct its business as it is currently being conducted, except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2002, neither the Company nor its directors, officers, managers or employees has received any written notification or communication from any Authority (i) asserting that any such Person is not in compliance in all material respects with any material Legal Requirement or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any such Person’s material Permit, franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, or governmental authorization, (iii) requiring any such Person to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), or (iv) restricting or disqualifying any such Person’s activities (except for restrictions generally imposed by (A) rule, regulation or administrative policy on brokers or dealers generally or (B) a Self-Regulatory Organization) nor, to Seller’s Knowledge, as of the date hereof do grounds for any of the foregoing exist, nor, to Seller’s Knowledge, will any grounds for any of the foregoing exist as of the Closing which would reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor its respective directors, officers, managers or employees in connection with the Company’s business:

(i) is, nor is any controlled Affiliate thereof, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, “electronic communications network” (as defined under Rules 11Ac1-1 and 11Ac1-4 under the Exchange Act), “alternative trading system” (as defined in Rule 300 of Regulation ATS under the Exchange Act), municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and, to Seller’s Knowledge, there is no reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation;

(ii) is required to be registered as a broker-dealer, investment company, investment advisor, securities exchange, electronic communications network, alternative trading system, commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent under any material Legal Requirement and is not so registered;

(iii) since December 31, 2004, has failed to be registered, licensed or qualified where required to be registered, licensed or qualified as a broker-dealer with the SEC, the securities commission of any state or foreign jurisdiction or any Authority and is duly registered, licensed or qualified as such where required and such registrations are in full force and effect; or

(iv) since December 31, 2004, has been the subject of any written customer complaint against the Company involving an amount exceeding, individually, $25,000.

(c) There is no pending or, to Seller’s Knowledge, threatened investigation, review or disciplinary proceeding by any Authority against the Company, or any manager, officer, director or employee thereof.

(d) The Company has filed, and from the date hereof will file, all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were, and from the date hereof will be, required to be filed under any applicable Legal Requirement with any applicable Authority, including reports relating to escheatment of funds (collectively, the “Reports”). As of their respective dates, all filed Reports complied, and all Reports to be filed from the date hereof will comply, in all material respects with the applicable Legal requirements enforced or promulgated by the Authority with which they were filed or will be filed.

Section 3.10 No Undisclosed Liabilities. Except for liabilities (a) set forth, accrued, reserved or otherwise reflected in the Financial Statements or the Management Profit and Loss Statements (or, in each case, referred to in the notes thereto), (b) permitted or contemplated by this Agreement or set forth or referred to in the Seller Disclosure Schedule, (c) incurred in the ordinary course of business, or (d) that would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company does not have any liabilities of a nature required to be set forth or reflected in a balance sheet prepared in accordance with GAAP.

Section 3.11 Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed on or prior to the Closing Date by or with respect to the Company have been or will be filed on a timely basis, and all Taxes due by or with respect to the Company on or prior to the Closing Date have been or will be paid.

(b) Seller is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Shares hereunder.

(c) The Company is not a “withholding agent” (within the meaning of Section 7701(a)(16) of the Code and the Treasury Regulations promulgated thereunder) and, except for reporting on Form 1099-MISC to unincorporated independent contractors, the Company has no other information reporting or back-up withholding requirements.

(d) The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(e) There are no audits, suits, claims, assessments or other administrative proceedings or court proceedings pending with respect to any Taxes or Tax Returns of the Company, and no Tax authority has officially notified the Company in writing that it intends to investigate its Tax affairs.

(f) There are no Tax Liens with respect to any assets of the Company other than for Taxes that are not yet due and payable.

It is understood and agreed that Seller provides no representations or warranties in respect of Taxes in this Agreement, other than those representations and warranties contained in this Section 3.11 and Section 3.12.

Section 3.12 Employee Matters. (a) Seller has made available to Buyer true and complete copies of each Employment Agreement, consulting Contract and material Seller Benefit Plan. None of the Seller Benefit Plans are established or maintained by the Company, and the Company and the Company Employees participate in the Seller Benefit Plans due to the Company’s status as a wholly owned Subsidiary of Seller. The Company has not made any commitment to create any additional Seller Benefit Plan or modify or change any existing Seller Benefit Plan that would increase the benefits to be provided to any Company Employee, except as required by Legal Requirements.

(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of March 31, 2005, a true and complete list of the name of each Company Employee and their titles, hire date, full or part-time status, base salary or hourly rate, incentive compensation, draws against commission (if any), profit sharing (if any) and bonuses paid or payable to them with respect to 2004.

(c) (i) There are no Employment Agreements or consulting Contracts to which the Company is a party or by which it is bound providing for total potential cash compensation in excess of $50,000 in any one-year period, (ii) the Company is not a party to any labor or collective bargaining agreement nor are there any labor or collective bargaining agreements that pertain to Company Employees, (iii) there are no material organizing activities involving the Company pending with any labor organization or group of Company Employees and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Company, (iv) there are no material unfair labor practice charges, grievances or complaints pending or, to Seller’s Knowledge, threatened in writing by or on behalf of any Company Employee or group of Company Employees based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the

Company, (v) there are no material pending charges or complaints alleging sexual or other harassment or other discrimination by the Company or any of its employees or agents pending or, to Seller’s Knowledge, threatened in each case against the Company, and (vi) the Company is in material compliance with all applicable Legal Requirements relating to employment and employment practices, and wages and hours.

(d) Except as would not have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that could reasonably be expected to be a liability of the Company following the Closing.

(e) No Seller Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan. The Company has no liability or potential liability with respect to any withdrawal from any Multiemployer Plan or Multiple Employer Plan, including any withdrawal liability arising from the actions of the Company contemplated by this Agreement.

(f) Each Seller Benefit Plan has been administered in all substantial respects in accordance with the terms thereof and with applicable Legal Requirements, including ERISA and the Code. Each Seller Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to “TRA” (as defined in Section 1 of IRS Revenue Procedure 93-39) or more recent tax legislation and neither the Seller nor the Company is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. Neither the Seller, the Company nor any of their Subsidiaries has engaged in a transaction with respect to any Seller Benefit Plan that would reasonably be expected to subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof. There is no pending or, to the knowledge of the Seller or the Company, threatened litigation or governmental audit, examination or investigation relating to the Seller Benefit Plans that would materially affect the Company or Company Employees.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event such as termination of employment) (i) except as contemplated in Section 5.7(a), result in any material payment following the Closing becoming due to any Company Employee under any Seller Benefit Plan that would reasonably be expected to be a liability of the Company following the Closing, (ii) materially increase any benefits otherwise payable under any Seller Benefit Plan that would reasonably be expected to be a liability of the Company following the Closing or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that would reasonably be expected to be a liability of the Company following the Closing.

Section 3.13 Contracts. (a) Section 3.13 of the Seller Disclosure Schedule is a correct and complete list of each currently effective Contract to which the Company is a party as of the date hereof and which constitutes (i) a Contract relating to indebtedness for borrowed money, (ii) a Contract that limits the ability of the Company to compete in any business line or in any geographic area, (iii) a material Contract that is terminable by the other party or parties upon a change in control of the Company, (iv) a Contract granting a Lien (other than Permitted Liens) upon any material property or asset of the Company which, either individually or when aggregated with any similar Contracts, would be considered material, (v) a Contract which is a joint venture agreement, (vi) a Contract providing for the acquisition or disposition after the date of this Agreement of any of the Company’s material assets, which, either individually or when aggregated with any similar Contracts, would be considered material, (vii) a Contract with any Affiliate of the Company (other than as set forth in Section 3.12(c) of the Seller Disclosure Schedule), (viii) a Contract with any officer, director, manager or employee of the Company or Seller (other than as set forth in Section 3.12(c) of the Seller Disclosure Schedule), or (viii) any other Contract (other than Client Contracts) that involves future expenditures or projected receipts by the Company of more than $250,000 in any one-year period or is otherwise material to the operation of the business of the Company (collectively, “Material Contracts”).

(b) Each Material Contract is a valid and binding arrangement of the Company and, to Seller’s Knowledge, of each of the other parties thereto. Each Material Contract is in full force and effect, and none of the Company nor, to Seller’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract. No Material Contract requires prepayments, additional payments or increased payments by the Company as a result of consummation of the Transactions.

Section 3.14 Title to Properties. (a) Section 3.14 of the Seller Disclosure Schedule identifies all of the material rights and interests in real property and leasehold estates owned by the Company as of the date hereof, and the nature of its interest therein. The Company has good title to, or valid leasehold interests in, all such real properties owned or leased by the Company identified and reflected on Section 3.14 of the Seller Disclosure Schedule, except for such owned or leased real property as is no longer used or useful in the conduct of its business, in each case free of all Liens (other than Permitted Liens).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each lease or agreement under which the Company is a lessee or lessor of any property, real or personal, is a valid and binding agreement of the Company, and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a default or event of default by the Company under any such lease or agreement or, to Seller’s Knowledge, by any other party thereto.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the tangible assets of the Company (including the servers on which the System 2100 and INET 3000 are housed) (i) constitute substantially all of the tangible assets used by the Company, (ii) are in good operating condition and repair, normal wear and tear excepted, (iii) are usable in the ordinary course of business, (iv) are adequate and suitable for the uses to which they are being put, and (v) conform in all material respects to all applicable Legal Requirements relating to their construction, use and operation.

(d) For purposes of this Section 3.14, Intellectual Property does not constitute personal property or tangible assets.

Section 3.15 Intellectual Property Rights. (a) Set forth on Section 3.15(a) of the Seller Disclosure Schedule is a true and complete list of all Trademarks and Patents, whether registered or unregistered, and any and all applications therefor, presently owned or held by the Company and internally developed Software programs presently used by the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company (i) has all right, title and interest in and to such Trademarks, Patents and internally-developed Software programs and Trade Secrets (other than the Third-Party Intellectual Property Rights) owned or held by the Company free and clear of all Liens (other than Permitted Liens) and (ii) has the right to use, in all material respects, the Third Party Intellectual Property Rights as currently used in the business of the Company. The Intellectual Property used or possessed by the Company is sufficient and adequate to conduct its business in substantially the same manner as it is currently conducted and the Company’s rights thereto shall not be changed as a result of the consummation of the transactions contemplated hereby.

(b) The Company is not in violation of any licenses, sublicenses and other agreements with respect to Third-Party Intellectual Property Rights, except as would not reasonably be expected to have a Company Material Adverse Effect. No written claims with respect to material Intellectual Property owned or used by the Company, any Trade Secret material to it, or any material Third-Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such material Third-Party Intellectual Property Rights by or through the Company, are currently pending or, to Seller’s Knowledge, are threatened by any Person.

(c) No prepayments or material additional or increased payments by the Company in respect of Intellectual Property will arise as a result of the consummation of the Transactions.

(d) The Company has taken all reasonable steps in all material respects necessary in accordance with normal industry practice in the industry in which the Company operates to maintain the confidentiality of material trade secrets and other non-public information owned by the Company.

(e) It is understood that Seller provides no representations and warranties in respect of Intellectual Property in this Agreement, other than those representations and warranties contained in this Section 3.15 and Section 3.20.

Section 3.16 Brokers. Except for UBS AG, neither Seller nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the acquisition of the Shares or the Transactions. The fees of UBS AG will be paid by Seller.

Section 3.17 Regulatory Registrations and Memberships. (a) The Company is registered with the SEC as a broker dealer under Section 15(b) of the Exchange Act, and is a member in good standing of the NASD or other applicable Self-Regulatory Organization. Section 3.17(a) of the Seller Disclosure Schedule sets forth the jurisdictions in which the Company is registered as a broker dealer.

(b) Section 3.17(b) of the Seller Disclosure Schedule lists all of the Self-Regulatory Organizations of which the Company is a member.

Section 3.18 Investments. The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.19 Client Contracts and Clients. (a) Section 3.19 of the Seller Disclosure Schedule sets forth a correct and complete listing of (i) the name of each Client as of March 31, 2005, (ii) the type of services provided to each Client by the Company for the years ending on December 31, 2003 and 2004 and the three-month period ending on March 31, 2005, (iii) the amount of fees, gross commissions and net commissions received from each such Client for the years ending on December 31, 2003 and 2004 and the three-month period ending March 31, 2005, and (iv) to the extent applicable, the recapture rates and soft dollar ratios applicable to each such Client during such period.

(b) Except as, individually or in the aggregate, would not be material to the Company, each Contract to which the Company is a party relating to the Company’s rendering of services to any Client or other Person, together with all amendments thereto (collectively, together with any such Contract entered into after the date hereof and prior to the Closing Date, the “Client Contracts”) is (or, in the case of Client Contracts entered into after the date hereof and prior to the Closing Date, will be) in full force and effect, and each Client Contract and any subsequent renewal has been (or, in the case of Client Contracts entered into after the date hereof and prior to the Closing Date, will be) duly authorized, executed and delivered by the Company and, to Seller’s Knowledge, each other party thereto, in compliance with any applicable law, and is (or, in the case of Client Contracts entered into after the date hereof and prior to the Closing Date, will be) a valid and binding agreement of the Company and, to Seller’s Knowledge, each other party thereto, enforceable in accordance with its terms.

(c) Each Client Contract provides the Company with substantially the same rights and obligations as those provided in the form of Client Contract previously provided to Buyer.

(d) To Seller’s Knowledge, and except as would not be material to the Company, each Client is in compliance with the terms of each Client Contract to which it is a party, and is not currently in default under any of the terms of any such Client Contract and, to Seller’s Knowledge, no event has occurred or condition exists that with notice or the passage of time or both would constitute such a default.

(e) The Company has not received any written or, to Seller’s Knowledge, oral notice, that any Client (A) has ceased, or is planning to cease to use the services of the Company, (B) has substantially reduced, or is planning to substantially reduce the use of services of the Company, or (C) has sought, or is seeking to reduce, the price it will pay for the services of the Company. To Seller’s Knowledge, no Client listed on Section 3.19 of the Seller Disclosure Schedule has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transactions or any of the documents or instruments required hereby.

Section 3.20 Software and Systems. (a) Section 3.20(a) of the Seller Disclosure Schedule contains a true, correct, complete and accurate list of all material Software used by the Company, other than off-the-shelf Third-Party Software. The Company is the sole and exclusive owner of the material Software (other than the Third-Party Software) and has the right, power and authority to sell, transfer, assign, convey and license such material Software without liability to, or any requirement of, consent from, or obligation to pay royalties to, any other Person, other than would not reasonably be expected to have a Company Material Adverse Effect.

(b) The material Third-Party Software is used pursuant to an agreement or license and each such agreement or license is, to Seller’s Knowledge, valid and enforceable and in full force and effect and neither the Company nor, to Seller’s Knowledge, any licensor is in default under or in breach of any such license or agreement (nor has any event occurred which would, with the passage of time, notice, or both, constitute a breach or default).

(c) The Software and, to Seller’s Knowledge, the Third-Party Software is free of material defects in features, functions, performance and operations and the material Software and, to Seller’s Knowledge, the material Third-Party Software contains no Disabling Devices.

(d) The Source Code for the Software will, in all material respects, compile into object code or otherwise be capable of being installed and operated and when so installed will have, in all material respects, the features, functions and performance described in the documentation pertaining to the Software and will, in all material respects, execute on the computer platforms for which it is designed. All Source Code and other documentation concerning the Software is, in all material respects, correct, accurate and sufficiently documented to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of the Software, without reference to other sources of information.

(e) No portion of the material Software is subject to a license having terms that obligate the Company or any other Person (i) to provide or disclose the source code for the Software to the public or (ii) to dedicate the Software, or any portion thereof, to the public domain.

Section 3.21 Environmental Compliance. To Seller’s Knowledge, there are no Environmental Liabilities that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.22 Books and Records. The books, records and accounts of the Company are true, accurate and complete in all material respects and reflect actual, bona fide transactions. The Company maintains records that in all material respects reflect, in cases in which it holds funds or other assets on behalf of any third party, such third party’s transactions, dispositions and acquisitions of assets and receipt of funds and maintains a system of internal accounting controls, policies and procedures sufficient, in the reasonable judgment of Seller, to make it reasonable to expect that (a) such transactions are executed in accordance with management’s general or specific authorization, (b) such transactions are recorded in conformity with any applicable accounting principles and to maintain accountability for such assets, (c) access to such assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for such assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (e) records of such transactions are retained, protected and duplicated in accordance with prudent fiduciary practices and applicable regulatory requirements. To the extent that the Company uses the services of a third-party service provider to manage any of its or any other party’s assets or transactions, to Seller’s Knowledge such provider maintains such standards as described in the preceding sentence and each such provider is duly qualified and has met all applicable regulatory requirements to provide such services. The Company has made available to Buyer true, accurate and complete copies of all internal and external audit control recommendations and exception items contained in written reports made within the 12 months prior to the date hereof relating to the Company and the responses of the Company thereto. The Company has, to the extent and at or before the times set forth in such responses, materially complied with or substantially addressed such recommendations and exception and deficiency items.

Section 3.23 Inter-Company Expenses. (a) Section 3.23(a) of the Seller Disclosure Schedule sets forth the allocated inter-company expenses that were excluded from the Management Profit and Loss Statements for the fiscal years ending on December 31, 2003 and 2004. Such expenses consist only of general management expense allocation by Seller and do not include any amounts for services (i) that will be required to operate the Company after the Closing Date, and (ii) services provided by third party vendors to the Company. (b) The Management Profit and Loss Statements include all expenses incurred by the Company which are needed to operate the Company’s business in the manner that the Company operates as of the date hereof except as set forth on Section 3.23(b) of the Seller Disclosure Schedule.

Section 3.24 Derivatives. Since December 31, 2004, the Company has not entered into any swap, cap, floor, option, futures or forward contract or other similar arrangement, whether for the Company’s own account or for the account of one or more of its Clients, and no such arrangements entered into prior to December 31, 2004, are currently outstanding.

Section 3.25 Insurance Policies. The Company is covered by valid and currently effective insurance policies as set forth in Section 3.25 of the Seller Disclosure Schedule. Each such policy is in full force and effect and is adequate in coverage and amount to insure against risks to which the Company and its employees, business, properties and other assets may be exposed, except as would not reasonably be expected to have a Company Material Adverse Effect. All premiums with respect to such insurance policies have been paid on a timely basis and no written notice of termination or cancellation has been received with respect to any such policy. There are no material pending claims against such insurance with respect to the Company as to which the insurers have denied coverage or otherwise reserved rights.

Section 3.26 WARN Act. Neither Seller nor the Company have taken any actions or made any decisions regarding Company Employees that would require the service of notice prior to the Closing under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”) or similar local laws. Seller agrees to cooperate with Buyer and provide Buyer with any information relevant to any obligation of Buyer to provide notice under the WARN Act subsequent to Closing.

Section 3.27 Copies of Documents. The copies of all documents furnished to Buyer by Seller in any Schedule hereto are, and all copies of all documents furnished by Seller or the Company to Buyer after the date hereof will be, true and complete copies of the originals thereof in all material respects.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Organization and Qualification. Buyer is duly organized, validly existing and in good standing under its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted and as and where the business is located.

Section 4.2 Authorization and Validity of Agreement. Buyer has all requisite power and authority to execute this Agreement, to carry out and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Transactions, have been duly and validly authorized by all necessary action of Buyer and no other action on the part of Buyer or its stockholders is necessary for the authorization, execution, delivery or performance by Buyer of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller and Parent, constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

Section 4.3 No Violation; Consents and Approvals. (a) The execution, delivery and performance of this Agreement by Buyer and, assuming termination or expiration of applicable waiting periods under the HSR Act and receipt of the Required Buyer Regulatory Approvals, the consummation of the Transactions do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of (i) the certificate of incorporation or by-laws of Buyer, (ii) any Legal Requirement applicable to Buyer or any of its properties or assets, or (iii) any Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except for (i) filings by Buyer required by the HSR Act and (ii) the filings by and receipt of approvals from the Authorities listed on Section 4.3(b) of the Buyer Disclosure Schedule (such filings and approvals, the “Required Buyer Regulatory Approvals” and, together with the Required Seller Regulatory Approvals, the “Required Regulatory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Buyer of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not prevent Buyer from performing its obligations under this Agreement or would not reasonably be expected to have a Buyer Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents or approvals which are required or become applicable due to the nature or status of, or actions taken by, Seller, the Company or their respective Affiliates.

Section 4.4 Legal Proceedings. There is no action, suit, investigation or proceeding (whether criminal or civil) pending against or, to Buyer’s knowledge, threatened against or affecting, Buyer or any of its properties before any court or arbitrator or any governmental body, agency or official which has had or would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 Brokers. Neither Buyer nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the acquisition of the Shares or any other Transactions.

Section 4.6 Investment Purpose. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares and of making an informed investment decision. Buyer is acquiring the Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer understands that the Shares have not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment interest and the accuracy of this representation. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Security Act, except pursuant to an exception from the Securities Act, and without compliance with applicable state and other securities laws.

Section 4.7 Availability of Funds. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the consummation of the Transactions. Buyer has, and as of the Closing will have, cash available sufficient to enable it to perform its obligations hereunder and consummate the Transactions.

Section 4.8 WARN Act. Buyer is neither planning nor contemplating, and Buyer has neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

ARTICLE 5

COVENANTS

Section 5.1 Access to Information. (a) From the date of this Agreement through the Closing, Seller shall cause the Company to afford to representatives of Buyer access to the offices, properties, books and records and personnel of the Company during normal business hours, as Buyer may reasonably request in order that Buyer may have an opportunity to make such investigations as it desires of the affairs of the Company (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation); provided, however, that such investigation shall be upon reasonable notice, shall not unreasonably disrupt the personnel and operations of Seller or the Company and shall be subject to applicable Legal Requirements. All requests for access to the offices, properties, books, and records and personnel of the Company relating to the Company shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Buyer nor its representatives or authorized agents shall contact any of the employees, clients, customers or suppliers of any of Seller, the Company or their respective Affiliates in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of Seller as Seller may designate, which authorization shall not be unreasonably withheld and other than for insubstantial contacts. If, in the course of any investigation pursuant to this Section 5.1, any of Buyer’s Representatives obtains actual knowledge of any material breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Closing would constitute such a material breach, Buyer covenants that it will promptly so inform Seller.

(b) Buyer acknowledges that all information provided to it or its representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Information (as such term is used in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(c) The Seller shall have the right to retain copies of books, records and/or information in its possession related to the Company (i) to comply with any Legal Requirement, (ii) to perform its obligations or exercise its rights with respect to the operation of the Company prior to the Closing Date, in connection with concluding its involvement in the Company, or in connection with the performance of any of its obligations hereunder, or (iii) in connection with any litigation, audit or regulatory review relating to the operation of the Company prior to the Closing Date. After the Closing Date, Seller and its authorized agents and representatives and regulators shall have reasonable access to the books, records and other documents of the Company in existence on the Closing Date and personnel of the Company and its affiliates during regular business hours, and Seller may, at its own expense, make such copies of and excerpts from such books, records and documents as it may deem desirable. Neither Seller nor its representatives or authorized agents shall contact any of the employees of the Company or its Affiliates, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Buyer, which authorization shall not be unreasonably withheld and other than for insubstantial contacts. All such books, records and documents shall be maintained by Buyer for the period required by applicable Legal Requirements.

(d) Seller hereby agrees to deliver to Buyer within 5 days of the date hereof a listing of the name of each Client as of March 31, 2005 containing the addresses of such Clients.

Section 5.2 Conduct of Business. From the date of this Agreement through the Closing, except as disclosed on Section 5.2 of the Seller Disclosure Schedule or otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) in writing or required by any Legal Requirements, Seller covenants and agrees that:

(a) the Company shall operate its business in the ordinary course in all material respects;

(b) the Company shall not amend its certificate of incorporation or by-laws;

(c) the Company shall not (i) issue, sell or agree to issue or sell (A) any shares of its capital stock, or (B) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock, or (ii) adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

(d) the Company shall not (i) sell, transfer, lease, pledge or otherwise dispose of or encumber any of its material assets, (ii) create any new Lien on its properties or assets, other than Permitted Liens, or (iii) make any loans, advances or capital contributions to, or investments in, any other person, except that the Company may distribute excess cash to Seller if the effect thereof does not reduce stockholder’s equity below $20,000,000;

(e) the Company shall not (i) enter into any joint venture, partnership or other similar arrangement, (ii) enter into any new Material Contract (except for Contracts with Clients entered into in the ordinary course of business with standard pricing terms consistent with past practices), or (iii) terminate or materially amend any Material Contract;

(f) the Company shall not make or authorize any capital expenditure or expenditures that, individually, is in excess of $50,000, or in the aggregate, are in excess of $250,000;

(g) the Company shall not incur, assume or otherwise become liable for any indebtedness for borrowed money other than from Seller, issue any debt securities or assume, guarantee or endorse the obligations of any other Persons;

(h) the Company shall not (i) make any material change in any of its present financial accounting methods and practices or change its fiscal year, except as required by changes in GAAP or any Legal Requirements or (ii) change any of its methods of accounting for income and deductions for income tax purposes from those employed in the preparation of the income tax returns of the Company for the year ended December 31, 2004 except as required by applicable Legal Requirements;

(i) the Company shall not (i) enter into or amend any employment, severance, special pay arrangement with respect to the termination or employment or other similar arrangements or agreements with any directors or senior executive officers or Company Employees to which the Company is a party or is otherwise liable or (ii) grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive, profit sharing or bonus payments) except (A) as set forth in Section 5.2(i) of the Seller Disclosure Schedule or (B) with respect to any newly hired employee replacing a departed employee at compensation and benefits levels not substantially in excess of that applicable to the departed employee;

(j) the Company shall not adjust, on a per Client net basis, any existing Receivables, payables, gross commission rate, recapture rate or soft dollar ratio in respect of any Client arising out of a Soft Dollar Arrangement or a Recapture Arrangement, except in any case in the ordinary course of business so long as any such adjustments would not have a cumulative effect on the Company’s net revenues in excess of $100,000 on an annualized basis;

(k) the Company shall not terminate any of its existing insurance policies;

(l) the Company shall not (i) enter into any new line of business outside the ordinary course of business or (ii) wind-up, liquidate or dissolve or enter into any merger or consolidation;

(m) the Company shall not settle or compromise, or agree to settle or compromise, any suit, claim or other litigation matter or matter in an arbitration proceeding for any amount in excess of $100,000 or on terms which would require the Company to take any action or assume any liability in excess of $100,000;

(n) the Company shall not enter into, establish, adopt, amend or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, commission, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers, Company Employees or independent contractors, including taking any action that accelerates the vesting or exercisability of compensation or benefits payable thereunder, except, in each such case, as may be required by applicable Legal Requirements or to maintain qualification pursuant to the Code or as set forth on Section 5.2(n) of the Seller Disclosure Schedule or as permitted under Section 5.2(i); and

(o) the Company shall not agree to take any action prohibited by this Section 5.2.

Notwithstanding any provisions of this Agreement to the contrary (including this Section 5.2) but subject to the requirement that the stockholders’ equity of the Company shall be not less than $20,000,000 on the Closing Date, Seller shall be permitted to cause the Company to, and the Company may, (i) declare, pay or make regular or special dividends or other distributions consisting of cash or cash equivalents, (ii) make or accept inter- or intra-company advances to, from or with one another or with Seller or any of its Affiliates, (iii) engage in any transaction incident to the normal cash management procedures of Seller and its Affiliates or (iv) accept any capital contribution or accept any additional investment from Seller deemed necessary or desirable to ensure that the Closing Date Net Asset Value Amount will be at least $20 million; provided, however, that, as of the Closing, all intracompany receivables and payables between Seller or any of its Subsidiaries (other than the Company), on the one hand, and the Company or any other of its Subsidiaries, on the other, shall be settled without cost (other than receivables and payables incurred in the ordinary course of business, which shall be settled consistent with past practice).

Section 5.3 Notification of Claims. From the date hereof through the Closing Date, Seller shall, as promptly as practicable, notify Buyer and Parent, and Buyer shall, as promptly as practicable, notify Seller and Parent of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any notice or other communication from any Authority in connection with the Transactions, (c) the commencement or threatened commencement of any material lawsuits, claims, proceedings or investigations against the Company or Seller or Buyer, as applicable, affecting the Company, or seeking to enjoin the Transactions, (d) promptly notify Buyer of any event of material default (as defined in the applicable Contract) which has occurred under any Material Contract and (e) provide to Buyer, promptly after the preparation thereof, any regular monthly reports listing new Clients which the Company prepares in the ordinary course of its business.

Section 5.4 Reasonable Efforts; Regulatory Consents, Authorizations, etc. (a) Subject to the terms and conditions of this Agreement and applicable Legal Requirements, each of Buyer and Seller shall, and the Seller shall cause the Company to, use all reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective the Transactions, including to obtain all Required Regulatory Approvals and all necessary or appropriate waivers, consents and approvals of any third party, to effect all necessary registrations, filings and submissions and to lift any injunction, order or decree of a court or other Authority of competent jurisdiction or other legal bar to consummation of the Transactions or otherwise restraining or prohibiting the consummation of the Transactions (and, in such case, to proceed with the consummation of the Transactions as expeditiously as possible), including through all possible appeals.

(b) In addition to and without limitation of the foregoing, each of Buyer and Seller undertakes and agrees to file as soon as practicable, and in any event not later than the tenth Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. Furthermore, notwithstanding any provisions of this Agreement to the contrary, Buyer shall take all reasonable steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Authority with respect to the Agreement so as to make effective as promptly as practicable the Transactions and to avoid any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. The steps involved in the preceding sentence shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (including its Subsidiaries) or the Company, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses, (ii) agreeing to any limitation on the conduct of Buyer (including its Subsidiaries) or the Company from and after the Closing Date, or (iii) agreeing to take any other action as may be required by an Authority in order (x) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, (y) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, or (z) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. At the request of Buyer, Seller shall agree to take any action in the two preceding sentences, provided that any such action may be conditioned upon the consummation of Transactions. Nothing herein shall require Buyer to take any actions that would reasonably be expected to result in a material adverse effect on the Buyer, the Company, or on the benefits of the Transactions to the Buyer. Each of Buyer and Seller shall (A) respond as promptly as practicable to any inquiries or requests received from any Authority for additional information or documentation, and (B) not extend any waiting period under the HSR Act or enter into any agreement with any Authority not to consummate the Transactions, except with the prior consent of the other party hereto (which shall not be unreasonably withheld or delayed). Each party shall (1) promptly notify the other party of any written communication to that party or its Affiliates from any Authority and, subject to applicable Legal Requirements, permit the other party to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other party in connection therewith); (2) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend and participate thereat; and (3) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Transactions. Buyer, Seller and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer, Seller or the Company, as the case may be) or its legal counsel; provided, however, that materials concerning the valuation of the Company and materials subject to third-party confidentiality restrictions may be redacted.

Section 5.5 Restrictions on Buyer. Buyer agrees that, from and after the date hereof and prior to the Closing, and except as may be agreed in writing by Seller and Buyer, Buyer shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which could reasonably be expected to prevent, impede or delay in any material sense the consummation of the Transactions or result in the failure to satisfy any condition to the consummation of the Transactions.

Section 5.6 Further Assurances. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions or effectuate the purposes and intent of this Agreement.

Section 5.7 Employee Matters. (a) At least twenty (20) days prior to the Closing Date, Buyer shall deliver to Seller a schedule of the Company Employees that Seller desires to be employed by the Company as of the Closing Date (each, a “Transferred Employee”). To the extent that a Company Employee is not a Transferred Employee (a “Non-Transferred Employee”), Seller shall, at its discretion, either (i) re-assign the employment of such Non-Transferred Employee to another entity or division within Seller such that the Non-Transferred Employee is not a Company Employee as of the Closing Date, or (ii) cause such Non-Transferred Employee’s employment to terminate immediately prior to the Closing Date. Buyer agrees that it shall promptly reimburse Seller for all Severance Benefits incurred by Seller or its Affiliates in connection with the termination of employment of all Non-Transferred Employees (other than those Non-Transferred Employees whose employment with the Company terminates (or who receives notice of such termination) prior to the date on which the schedule referenced in this Section 5.7(a) is delivered to Seller) in an amount not to exceed $2,000,000; provided, however, that Buyer shall have no obligation to reimburse Seller for any severance obligations incurred by Seller or its Affiliates after December 31, 2005, with respect to any Non-Transferred Employee whose employment is reassigned pursuant to clause (i) above, and, provided, further, that Buyer’s obligation to reimburse Seller for severance obligations incurred with respect to any Non-Transferred Employee whose employment is reassigned pursuant to clause (i) above shall be based on the lesser of (A) the employee’s base salary as in effect on the date such employee’s employment with the Company terminates and (B) the employee’s base salary as of the date the employee’s employment with Seller or any of its Affiliates terminates. In the event that Buyer or its Affiliates (including but not limited to the Company) shall employ (or re-employ, as the case may be) a Non-Transferred Employee for whom Seller has not been reimbursed for Severance Benefits due to the dollar limitation set forth in the previous sentence, within twelve (12) months following the Closing Date, Buyer shall reimburse Seller for the amount of Severance Benefits paid by Seller with respect to such Non-Transferred Employee. Except as may be specifically provided in this Agreement, as of the Closing Date, the active participation in each Seller Benefit Plan of all Transferred Employees will cease and no additional benefits will be accrued thereunder for such employees with respect to their service on or after the Closing Date. Except as may be specifically provided in this Agreement, prior to the Closing, Seller will take or cause to be taken all necessary action, including amending any Seller Benefit Plan as required, to properly terminate the active participation of the Company and the Transferred Employees in each Seller Benefit Plan effective as of the Closing Date. Until the first anniversary of the Closing Date, Buyer shall provide, or shall cause to be provided, to the Transferred Employees compensation and employee benefits that are not less favorable to the Transferred Employees, in the aggregate, than those provided to the Transferred Employees immediately before the Closing (including pursuant to Seller Benefit Plans); provided, however, that, with respect to severance, Buyer shall provide, or cause to be provided, Severance Benefits to Transferred Employees who are terminated from their employment through January 1, 2006 at a level that is at least as favorable to such Transferred Employees as was applicable to such Transferred Employees on the day immediately prior to the Closing Date, and after such period, any severance paid to Transferred Employees shall be as determined under Buyer’s severance practice.

(b) Consistent with Buyer’s representation in Section 4.8 hereof, Buyer agrees to provide any required notice under the WARN Act, and any similar statute, with respect to events relating to the Company occurring on or after the Closing. Buyer will be responsible for, and will indemnify and hold harmless Seller with respect to, compliance with the WARN Act and all liabilities and obligations related thereto with respect to events relating to the Company occurring on or after Closing.

(c) Prior to the Closing, Seller shall assign the Employment Agreements listed on Section 5.7(c) of the Seller Disclosure Schedule to the Company (but only to the extent that such Employment Agreements relate to the Transferred Employees) and each such Employment Agreement shall continue in full force and effect following the Closing. Buyer agrees that, as of and after the Closing, the Company shall be bound by, and Buyer shall cause the Company to honor and perform, the terms of such Employment Agreements, except to the extent any such Employment Agreement is amended or superseded after the Closing Date, in which event, such amended or superseded agreement shall be deemed to be the Employment Agreement referenced in this sentence. To the extent the Transferred Employees are eligible to receive Severance Benefits as set forth in Section 5.7(a), Buyer shall assume all liabilities for such Severance Benefits, and Buyer shall, and following the Closing shall cause the Company to, indemnify and hold harmless Seller with respect to such severance related obligations.

(d) Effective as of the Closing Date, and without limiting the obligations of Buyer in Section 5.7(a) hereof, the Transferred Employees shall be eligible to participate in each of the pension, welfare and/or fringe benefit plans, funds, programs and/or arrangements, including severance, stock option and incentive compensation plans, being provided to similarly situated employees of Buyer (collectively, the “Buyer Benefit Plans”). Subject to Section 5.7(a), Buyer shall have at all times sole discretion to determine which specific employee benefit plans or arrangements shall be provided to Transferred Employees and to determine the terms of eligibility and participation of such Transferred Employees in any compensation programs and employee benefit plans or arrangements (including Buyer Benefit Plans) Buyer makes available to Transferred Employees. Except for purposes of accruing benefits under any defined benefit pension plans, on and after the Closing Date, Transferred Employees shall be eligible to participate in Buyer Benefit Plans in accordance with their terms and, for purposes of eligibility for participation, vesting, and accrual of benefits within Buyer Benefit Plans, Transferred Employees shall receive credit for all of their service with Seller and the Company (and services with each of their predecessors or Affiliates, if applicable) to the same extent such service was recognized under the corresponding or similar Seller Benefit Plan; provided, however, that no such service recognition shall result in any duplication of benefits. For purposes of any Buyer Benefit Plan which is the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”), a Transferred Employee (and his or her dependents, if applicable) shall be immediately eligible to participate as of the Closing Date without regard to any otherwise applicable waiting period, and without any exclusion from coverage for any preexisting condition, to the extent such employee and his or her dependents were eligible for participation in a comparable Seller Benefit Plan. In addition, Buyer shall (i) waive all pre-existing condition exclusion and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Benefit Plan to the extent waived or satisfied by a Transferred Employee or dependent under any comparable Seller Benefit Plan as of the Closing Date, and (ii) take into account and provide credit for any covered expenses incurred on or before the Closing Date by any Transferred Employee or dependent thereof for purposes of satisfying applicable deductibles, coinsurance, maximum out of pocket, and similar provisions after the Closing Date under any applicable Buyer Benefit Plan. No Transferred Employee shall be eligible or receive from Buyer or any of its Affiliates any medical benefits subsequent to the retirement or other termination of service of such person, other than continuation coverage as described under Part 6 of Title I of ERISA.

(e) As of the Closing Date, Buyer shall cause the Company to either become a participating employer in the Buyer’s 401(k) Plan or to adopt its own § 401(k) savings plan for the benefit of Transferred Employees (in either case, the “New Savings Plan”). The New Savings Plan shall accept direct rollovers from any Seller savings plan of eligible rollover distributions payable for the benefit of Transferred Employees who are employed by the Company as of the Closing Date.

(f) As of the Closing Date, Buyer will assume all obligations to the Transferred Employees for any unused vacation days, holidays and any personal and sickness days accrued by the Transferred Employees in 2005 in accordance with the vacation and personnel policies applicable to any such Transferred Employees as of the Closing. Buyer will not assume any obligations to the Transferred Employees for any unused vacation days, holidays and any personal and sickness days accrued by the Transferred Employees prior to 2005. Beginning in 2006, the Transferred Employees shall be eligible for paid time off in accordance with the applicable vacation and personnel policies of Buyer in accordance with their terms (with credited service for their employment with Seller and the Company).

(g) With respect to the following benefits arising under any Seller Benefit Plan (i) Seller and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits that are incurred by or with respect to any (i) Transferred Employees and his or her beneficiaries or dependents before the Closing Date, and (ii) Non-Transferred Employees and his or her beneficiaries or dependents before or after the Closing Date (subject to reimbursement by Buyer pursuant to Section 5.7(a) with respect to Non-Transferred Employees), and (B) claims relating to COBRA continuation coverage attributable to “qualifying events” with respect to any (x) Transferred Employee and his or her beneficiaries and dependents that occur before the Closing Date, and (y) Non-Transferred Employees and his or her beneficiaries or dependents before or after the Closing Date (subject to reimbursement by Buyer pursuant to Section 5.7(a) with respect to Non-Transferred Employees), and (ii) Buyer and its Affiliates (and, after the Closing, the Company) shall be solely responsible for (A) claims for Welfare Benefits that are incurred by or with respect to any Transferred Employee and his or her beneficiaries or dependents on or after the Closing Date, and (B) claims relating to COBRA continuation coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after the Closing. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medications are prescribed, and not when the condition arose. A disability claim shall be considered incurred before the Closing Date if the person files for disability prior to the Closing Date.

(h) In respect of the calendar year in which the Closing occurs, (i) Seller shall pay and be solely liable for the portion of any annual, semi-annual and quarterly bonuses and other bonuses, and the portion of all commissions, earned in the ordinary course of business consistent with past practice by the Company Employees (including the Transferred Employees) in respect of the portion of such calendar year through the Closing Date and (ii) Buyer shall pay and be solely liable for the portion of any annual, semi-annual and quarterly bonuses and other bonuses, and the portion of all commissions, earned in the ordinary course of business by the Transferred Employees in respect of the portion of such calendar year after the Closing Date.

(i) As of the Closing Date, subject to the terms of this Agreement, the Company shall assume, and Buyer shall, and shall cause the Company to, indemnify and hold harmless Seller against all obligations and liabilities for all workers’ compensation benefits and claims of any Transferred Employee set forth on Section 3.12(b) of the Seller Disclosure Schedule.

Section 5.8 No Additional Representations. Buyer acknowledges that neither Seller nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives except as expressly set forth in Article 3 hereof (which includes the Schedules hereto), and neither Seller nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from Seller’s making available to Buyer or Buyer’s use of any such information, including the presentation materials delivered to Buyer by UBS AG and dated December 10, 2004, as subsequently updated, supplemented or amended (the “Information Memorandum”) or any information, documents or material made available to Buyer in the due diligence materials provided to Buyer, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the Transactions. Without limiting the foregoing, except for the representations and warranties set forth in this Agreement, Seller makes no representation or warranty to Buyer with respect to (a) the information set forth in the Information Memorandum or in the data room or (b) any financial projection or forecast relating to Seller or its Subsidiaries, whether or not included in the Information Memorandum.

Section 5.9 Seller Trademarks. From and after the Closing, Buyer shall not, and shall cause the Company not to, use and shall, and shall cause the Company to, remove any Trademarks owned and retained by Seller which appear on any assets or property of the Company; provided, that Buyer shall, as soon as practicable and in any event within 60 days following the Closing, remove any Trademarks owned and retained by Seller which appear on any signage, stationery, brochures or other similar materials or websites used by the Company. Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any Damages arising out of or resulting from confusion or belief as to ownership or affiliation of the Company or its business or operations in connection with the use or misuse of such Trademarks.

Section 5.10 Directors’ and Officers’ Indemnification. The Company and the Buyer shall not take any action that would adversely affect the rights of individuals who at the Closing were the directors, officers or employees of the Company, with respect to the acts and omissions of such individuals on or prior to the Closing Date, under any indemnification provisions of the Company’s certificate of incorporation and by-laws or similar organization documents and such indemnification provisions shall be made available upon request by any such individual; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) pending or asserted within such period shall continue until the disposition or resolution of such Action; provided, further, that nothing contained in this Section 5.10 shall affect Seller’s obligations with respect to Pre-Closing Obligations or the ability of Buyer or the Company to amend such indemnification provisions with respect to actions or omissions of such individuals following Closing.

Section 5.11 Pre-Closing Transfers. At the Closing, Seller shall make the transfers to an Affiliate or Subsidiary of Buyer necessary to transfer the International Brokerage Business, in a manner mutually agreed to by Buyer and Seller without additional payment being required. At the request of Buyer, Seller shall cooperate with Buyer to cause the employees of the International Brokerage Business to be transferred at Closing to such Subsidiary of Buyer as Buyer shall request.

Section 5.12 No Other Bids. Seller shall not, nor shall Seller authorize or permit the Company or any officer, director, employee or Affiliate of the Company or any representative retained by Seller or the Company to, solicit or initiate any inquires or the making of any proposal that may reasonable be expected to lead to any Takeover Proposal or participate in any discussions or negotiations, or provide third parties with any confidential information, relating to any such inquiry or proposal.

Section 5.13 Maintenance of Business. From the date of this Agreement through the Closing, subject to the terms of this Agreement, Seller shall cause the Company to use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees.

Section 5.14 Affiliate Obligations. Other than the Japan Services Agreement and the Transition Services Agreement and Contracts entered into in the ordinary course of business or at arm’s-length, and except as otherwise contemplated by this Agreement, Seller shall cause the Company to take all actions necessary so that, as of the date immediately prior to the Closing Date, no Contract or other liability shall exist between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand.

Section 5.15 Confidentiality. Until the fifth anniversary of the Closing Date, Seller shall not, and shall cause each of its Affiliates not to, disclose or use any material confidential information of the Company, except as to the extent that any such confidential information (a) is in the public domain (other than as a result of a breach of this Section 5.15 or a breach of any obligation to keep information confidential by Seller or any of its Affiliates prior to the execution of this Agreement), (b) is required to be disclosed under Legal Requirements or (c) pursuant to Section 5.1(c).

Section 5.16 Satisfaction of Conditions Precedent. Seller and Buyer shall use their respective reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7, as applicable to each of them, and to cause the Transactions to be consummated. The parties agree that time is of the essence in the performance of this Section 5.16.

Section 5.17 WARN Act. Seller agrees to cooperate with Buyer and provide Buyer with any information relevant to any obligation of Buyer to provide notice under the WARN Act or similar local laws subsequent to Closing.

Section 5.18 Notice of Developments. Seller and Buyer will give prompt written notice of any development causing a breach of any of its own representations in Articles 3 and 4, respectively. No disclosure by any party pursuant to this Section 5.18, however, shall be deemed to amend or supplement the schedules attached hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Section 5.19 Transition Services Agreement and Japan Services Agreement. At the Closing, Seller and/or its Affiliates shall enter into the Transition Services Agreement and the Japan Services Agreement with Buyer and the Company covering the services set forth on Exhibit B hereto (and such other services as the parties may agree upon) and reasonably required by Buyer and the Company to enable the Company to conduct its business substantially as conducted prior to the Closing, which services will be provided at prices determined on the basis of Seller’s estimated actual direct costs. The Transition Services Agreement and the Japan Services Agreement shall contain terms and conditions customary for transactions of this type and shall contain appropriate indemnities for the parties thereto and their Affiliates.

Section 5.20 Cooperation with Respect to Employment Agreements. Between the date hereof and the Closing, Seller shall cooperate with Buyer in its efforts to sign employment agreements with up to six Company Employees relating to employment with the Company following the Closing.

Section 5.21 Lease. Seller shall use its reasonable best efforts (and Buyer shall cooperate with Seller) to have assignment, assumption and indemnity agreements executed and delivered at the Closing with respect to the Company’s right, title and interest to the 55 Water Street Lease (including any sublease thereof) in form and substance reasonably satisfactory to Buyer and Seller by which Seller shall assume and the Company shall assign to Seller such 55 Water Street Lease (including any sublease thereof). If such assignment, assumption and indemnity agreements are not executed and delivered at Closing, Buyer and Seller shall enter into at the Closing mutually agreed upon indemnity and other arrangements such that from and after the Closing Seller shall bear the burdens and enjoy the benefits of the 55 Water Street Lease (including any sublease thereof) and such arrangements shall remain in effect until such assignment, assumption and indemnity agreements are so executed and delivered or until such time as the parties reach an alternative mutually agreeable resolution concerning the foregoing.

ARTICLE 6

TAX MATTERS

Section 6.1 Section 338(h)(10) Election; Allocation. Buyer shall make, and Seller shall join in timely making, irrevocable elections under Section 338(h)(10) of the Code (and any corresponding election that is available under state or local law) with respect to the purchase and sale of the Shares, and shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any

comparable provisions of state, local or foreign Tax law) or any successor provision. The Purchase Price (including any adjustments made thereto pursuant to this Agreement) will be allocated among the assets of the Company in a manner consisted with Section 6.1 of the Buyer Disclosure Schedule and Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). None of Seller or Buyer (or their respective Affiliates) shall take any position on any Tax Return or with any Tax Authority that is inconsistent with the Allocation (unless, and then only to the extent, otherwise required by applicable Legal Requirements and provided that a prior written notice is provided to the other party at least ten days prior to the date such an inconsistent position is so taken).

Section 6.2 Transfer Taxes. All sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar fees or Taxes or governmental charges (“Transfer Taxes”), if any, as levied by any Tax Authority arising out of, in connection with or attributable to the sale of the Shares contemplated by this Agreement shall be borne equally by Buyer and Seller. Buyer and Seller shall cooperate with respect to the preparation and filing of any Transfer Tax returns, which cooperation shall include the execution and delivery to each other, at Closing, of any certificates or other documents as the other may reasonably request to perfect any exemption from any Transfer Taxes. The party responsible under the applicable Transfer Tax law for paying a Transfer Tax (the “Transfer Tax Party”) shall make due and timely payment of the Transfer Tax to the applicable governmental authority, provided that the other party pays the Transfer Tax Party, no later than two business days prior to the date such Transfer Tax is due, such other party’s 50% share of such Transfer Tax.

Section 6.3 Liability for Taxes. From and after the Closing Date, Seller shall defend, indemnify and hold the Company harmless from and against (without duplication):

(a) any and all Taxes imposed on the Company, or for which the Company may otherwise be liable, (i) for any taxable year or period that ends on or before the Closing Date (a “Pre-Closing Tax Period”) to the extent that such Taxes are reportable on a consolidated, combined or unitary Tax Return that includes Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) and (ii) with respect to any taxable year or period beginning on or before and ending after the Closing Date (a “Straddle Period”), for the portion of such Straddle Period ending on and including the Closing Date, in each case other than any Taxes arising from a transaction or action of Buyer or any of its Affiliates (including the Company) not in the ordinary course of business (other than the Transactions) that occurs on the Closing Date but after the Closing. For purposes of this Section 6.3, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date and by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and such Taxes that are in the nature of real or personal property taxes shall be apportioned between such two taxable years or periods on a daily basis;

(b) any liability for Taxes relating to a Pre-Closing Tax Period imposed on the Company as a previous member of an “affiliated group” (within the meaning of Section 1504(a)

of the Code) that arises under Treasury Regulation Section 1.1502-6(a) or comparable provision of foreign, state, or local law;

(c) the present value of any Tax Benefits of Buyer (assuming a discount rate of 8% and a 15 year amortization period) which would have been available but for the fact that the election under Section 338(h)(10) of the Code contemplated by this Agreement is found to be invalid by reason of breach or inaccuracy of the representation contained in Section 3.11(b);

(d) any and all Taxes imposed on the Company and its Affiliates with respect to any period (or portion thereof) beginning on or after the Closing Date and ending on or before the first anniversary of the Closing Date as a result of any failure of the Company to comply with applicable Tax information reporting, backup withholding (or withholding under Sections 1441 through 1443 of the Code), and related deposit obligations with respect to any Person that is a Client on the Closing Date (or was a Client prior to the Closing date but is no longer a Client on the Closing Date) if the Company’s records do not contain a Withholding Certificate with respect to such Client (provided, however, that Seller shall have no obligations under this Section 6.3(d) to the extent that Buyer (or the Company, after the Closing Date) breaches the covenant contained in Section 6.11); or

(e) any and all Taxes imposed on the Company, or for which the Company may otherwise be liable, (i) for any Pre-Closing Tax Period and (ii) with respect to any Straddle Period, for the portion of such Straddle Period ending on and including the Closing Date, in each case (x) excluding Taxes described in Section 6.3(a), (b), (c) or (d) and (y) excluding any Taxes arising from a transaction or action of Buyer or any of its Affiliates (including the Company) not in the ordinary course of business (other than the Transactions) that occurs on the Closing Date but after the Closing; provided, however, that as of the Assignment Time, Parent shall unconditionally assume any liability of Seller under this Section 6.3(e) and the Company shall not make or have any claim with respect to such Taxes against Seller and Reuters Group PLC hereby guarantees Parent’s obligations under this Section 6.3(e).

Section 6.4 Tax Returns. Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed after the date hereof by or with respect to the Company for Pre-Closing Tax Periods, and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Seller shall reimburse Buyer for the Taxes for which Seller is liable pursuant to Section 6.3 but which are remitted in respect of any Tax Return to be filed by Buyer pursuant to this Section 6.4 upon the written request of Buyer setting forth in detail the computation of the amount owed by Seller, but in no event earlier than two days prior to the due date for paying such Taxes. All Tax Returns for a Straddle Period which Buyer is required to file or cause to be filed in accordance with this Section 6.4 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods, provided that such position, method or election is consistent with a generally accepted tax treatment for such item. Buyer shall provide Seller with a draft of such Tax Return no later than 14 days prior to the due date for filing such Tax Return for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

Section 6.5 Contest Provisions. (a) If any Tax Authority asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article 6, except to the extent that the other party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Tax Authority.

(b) Seller shall, upon written notice to Buyer, have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Tax Authority (a “Tax Proceeding”) in respect of the Company for any Pre-Closing Tax Period; provided, however, that if such action could have an adverse impact on Buyer, any Affiliate of Buyer or the Company, (i) Seller shall provide Buyer with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Seller shall consult with Buyer before taking any significant action in connection with such Tax Proceeding, (iii) Seller shall consult with Buyer and offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Seller shall defend such Tax Proceeding diligently and in good faith, (v) Buyer (or an Affiliate of Buyer) shall be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Tax Authority, and (vi) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) In the case of a Tax Proceeding for a Straddle Period of the Company, the Controlling Party shall have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith, (v) the Non-controlling Party shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-controlling Party or any of its Affiliates and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates. “Controlling Party” shall mean whichever of Seller or Buyer is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding, and “Non-controlling Party” shall mean whichever of Seller or Buyer is not the Controlling Party with respect to such Straddle Period Tax Proceeding.

(d) Buyer shall have the right to control, at its own expense, any Tax Proceeding involving the Company (other than any Tax Proceeding described in Section 6.5(b) or (c), as applicable).

Section 6.6 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall, and shall cause their respective Affiliates to:

(a) reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.4, and in connection therewith provide the other party necessary powers of attorney;

(b) cooperate reasonably in preparing for and conducting any audits of, or disputes with Tax Authorities regarding, any Tax Returns of the Company;

(c) make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(d) furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such taxable period.

Section 6.7 Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Pre-Closing Tax Period shall be for the account of Seller. Buyer shall not carry back any Tax Item without Seller’s consent, which consent shall not be unreasonably withheld. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any taxable period beginning after the Closing Date (a “Post-Closing Tax Period”) shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Straddle Period shall be equitably apportioned between Seller and Buyer. Each party hereto shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

Section 6.8 Survival Limitations. Notwithstanding any provisions of this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Article 6 shall survive until the expiration of the applicable statute of limitations, and the indemnification provisions of this Article 6 shall not be subject to any of the provisions of, or limitations contained in, Article 8 (other than the provisions of Sections 8.2(f) and 8.2(h)). Seller agrees that it will have sufficient net assets available to satisfy its obligations under this Article 6.

Section 6.9 Seller Consolidated Returns. Notwithstanding any other provision of this Agreement but subject to Section 6.3, (a) Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Seller or any of its Affiliates and (b) Seller shall not be required to provide any person with any consolidated, combined or unitary Tax Return or copy thereof that includes Seller or any of its Affiliates

(provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 6.9, the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Company).

Section 6.10 Timing Differences. Buyer agrees that if, as a result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item which relates to or affects any Tax liability for which Seller would be required to indemnify Buyer pursuant to Section 6.3, by any Tax Authority with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date, Buyer or any of its Affiliates, including the Company, receives a Tax Benefit, Buyer shall notify Seller of the amount of Tax saved (or Tax refund received) by Buyer and its Affiliates in each taxable year as a result of the Tax Benefit (after taking into account all other items of income, deduction, gain, loss, credit and expense), and shall pay such amount to Seller on or before the date on which such amount would otherwise have been payable to the relevant Tax authority (in the case of Tax saved) or promptly upon receipt of such amount (in the case of Tax refunds). Buyer shall provide Seller with a reasonably detailed calculation of the amount of such Tax Benefit for Seller’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If Seller disputes the calculation of such Tax Benefit, it shall notify Buyer (by written notice within ten days of receipt of Buyer’s calculation) of such dispute and the basis for its objection. The parties hereto shall act in good faith to resolve any dispute. If the parties hereto cannot resolve any disputed item, the item in question shall be resolved by the Neutral Auditors as promptly as practicable.

Section 6.11 Withholding Certificates. From and after the Closing, Buyer and the Company will use reasonable efforts to procure a Withholding Certificate for each Person that is a Client of the Company on the Closing Date.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Each Party’s Obligation to Close. The obligation of the parties hereto to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of the conditions set forth below in this Section 7.1. The parties hereto may mutually agree to waive any or all of these conditions.

(a) All Required Regulatory Approvals shall have been obtained, and any applicable waiting periods in connection therewith shall have expired or been terminated. No condition contained in any approval of any Required Buyer Regulatory Approval shall contain any condition, restriction or other burden that would reasonably be expected to result in a material adverse effect on the Buyer, the Company, or on the benefits of the Transaction to the Buyer.

(b) As of the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any Authority that is in effect that prohibits the consummation of the Transactions.

(c) No proceeding challenging this Agreement or the Transactions or seeking to prohibit, alter or prevent the Closing shall have been instituted by any Person before any arbitrator or Authority and be pending, except, in the case of any proceeding as to which no

Authority is a party, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 7.2 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the Transactions shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 7.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) (i) The representations and warranties of Seller contained herein shall be true and correct in all material respects (or, if such representation or warranty is already qualified by materiality, then in all respects) on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date), and (ii) Seller shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants (or if such obligations, agreements or covenants are already qualified by materiality, then in all respects) required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) Buyer and Parent shall have received from Seller a certificate dated as of the Closing Date, addressed to Buyer and Parent, and signed by an authorized officer of Seller certifying its compliance with the conditions set forth in Section 7.2(a).

(c) Seller shall have provided Buyer with a certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(d) The employment agreement referred to in the recitals to this Agreement shall be in full force and effect as of the Closing Date.

(e) Seller shall have executed the Japan Services Agreement and the Transition Services Agreement.

Section 7.3 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the Transactions shall be subject to the fulfillment, at or before Closing, of all of the conditions set forth below in this Section 7.3. Seller may waive in writing any or all of these conditions in whole or in part without prior notice.

(a) (i) The representations and warranties of Buyer contained in Section 4.6 shall be true and correct on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, (ii) the other representations and warranties of Buyer contained herein shall be true and correct in all material respects (or, if such representation or warranty is already qualified by materiality, then in all respects) on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date), and (iii) Buyer shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants (or if such obligations, agreements or covenants are already qualified by materiality, then in all respects) required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

(b) Seller and Parent shall have received from Buyer a certificate dated as of the Closing Date, addressed to Seller and Parent, and signed by an authorized officer of Buyer certifying Buyer’s compliance with the conditions set forth in Section 7.3(a).

(c) Buyer shall have executed the Japan Services Agreement and the Transition Services Agreement.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing for a period of one year; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.12 and 3.16 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations.

Section 8.2 Indemnification. (a) Following the Closing, subject to the terms of this Article 8, Seller shall indemnify and hold harmless Buyer and its Affiliates (collectively, the “Seller Indemnified Parties”) for, and will pay to the Seller Indemnified Parties the amount of any actual loss, liability, claim, damage, or expense (including reasonable costs of investigation and reasonable attorneys’ fees) (collectively, “Damages”), arising from:

(i) any breach of any representation or warranty (without giving effect to any qualifier regarding materiality or Company Material Adverse Effect other than any such qualifier in Section 3.7(a); and provided that for purposes of this Article 8 the truth and accuracy of the representations and warranties set forth in both sentences of Section 3.19(e) shall be deemed to be qualified by “in all material respects”), or of any covenant or obligation made by Seller in this Agreement, but only to the extent that such representation, warranty, or covenant survives the Closing and a claim therefor is presented to Seller in accordance with this Agreement before such representation, warranty, covenant or obligation terminates in accordance with this Agreement, including pursuant to Section 8.1; provided, however, that, the foregoing notwithstanding, no indemnification shall be made pursuant to this Section 8.2(a)(i) for such portion of Damages that actually affected the level of the Closing Date Net Asset Value Amount set forth in the Final Net Asset Value Statement or the Receivables guaranty set forth in Section 2.4 (other than in the case of a breach by Seller of the related payment obligations);

(ii) the failure of Seller to satisfy, discharge or pay any Pre-Closing Obligation; or

(iii) the Firestone Litigation (including any settlement thereof).

(b) Following the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates (collectively, the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) for, and will pay to the Buyer Indemnified Parties the amount of any Damages arising from any breach of any representation or warranty (without giving effect to any qualifier regarding materiality or Buyer Material Adverse Effect), or of any covenant or obligation made by Buyer in this Agreement, but only to the extent that such representation, warranty, or covenant survives the Closing and a claim therefor is presented to Buyer in accordance with this Agreement before such representation, warranty, or covenant terminates in accordance with this Agreement.

(c) Promptly upon the receipt by an Indemnified Party under Section 8.2(a) or 8.2(b) of any notice of the commencement of any action, suit or proceeding with respect to a third party (a “Third-Party Claim”, which term shall also include the Firestone Litigation), such person shall give notice of such Third Party Claim to the party from whom indemnification is sought (the “Indemnifying Party”), with a copy to Parent in the case of a notice to Seller prior to the Assignment Time, but the failure to give such notice shall not relieve any Indemnifying Party of any liability it may have to such person, except to the extent the defense of such Third-Party Claim is prejudiced by such person’s failure to give notice. If an Indemnified Party gives such notice, the Indemnifying Party will be entitled to participate in such Third-Party Claim and to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party in each applicable jurisdiction (if more than one jurisdiction is involved) at the Indemnifying Party’s sole cost and expense. With regard to the Firestone Litigation, the Seller shall participate in such action, suit or proceeding and assume the defense therefor at Seller’s sole cost and expense. If the Indemnifying Party exercises its rights to assume the defense of such Third-Party Claim, the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Indemnified Party for any attorneys’ fees, investigation costs or litigation expenses incurred by the Indemnified Party after the assumption of the defense of such Third-Party Claim.

(d) (i) No indemnity shall be payable to the Seller Indemnified Parties with respect to any claim under Section 8.2(a)(i) resulting from any breach of any representation or warranty with respect to any Damages of less than $50,000 per claim and (ii) no indemnity shall be payable to the Seller Indemnified Parties with respect to any claim under Section 8.2(a)(i) resulting from any breach of any representation or warranty or under Section 8.2(a)(ii) unless and until the aggregate of all Damages due from the Seller exceed $2 million ($2,000,000), and then only to the extent of such excess; provided, however, that the aggregate amount payable by Seller with respect to claims under Section 8.2(a)(i) resulting from any breach of representation or warranty shall not exceed $40 million ($40,000,000); provided, that the limitations contained in this Section 8.2(d) shall not apply to a breach of representation or warranty contained in Section 3.1, 3.2, 3.3, 3.4, 3.12 or 3.16. The limitations set forth in this Section 8.2(d) shall not apply to any fraudulent misrepresentation.

(e) Except as otherwise set forth herein or with respect to fraud, the indemnity provided herein shall be the sole and exclusive remedy with respect to any Damages sustained or incurred resulting from any breach of any representation, warranty, covenant or obligation made by Seller or Buyer in this Agreement.

(f) The amount of any Damages payable under this Section 8.2 by the Indemnifying Party shall be net of (i) any amounts recovered by the Indemnified Party under applicable insurance policies or from third parties (which rights the Indemnified Party agrees to use reasonable best efforts to pursue), and (ii) any Tax saved (or Tax refund received) as a result of any deduction, amortization, exclusion from income or other allowance or Tax Benefit arising from the incurrence or payment of any such Damages, determined in accordance with the procedures set forth in Section 6.10. In the event any such amounts described in this Section 8.2(f)(ii) are received or realized by the Indemnified Party after the Indemnifying Party has made such payment, the Indemnified Party shall promptly pay over such amount to the Indemnifying Party.

(g) The Parties agree that any indemnity payments pursuant to this Agreement will be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Legal Requirements. The Indemnified Party and the Company shall cooperate in all reasonable respects with the Indemnifying Party in connection with any claim, including providing reasonable access to documents and personnel to assist in the defense or resolution of a claim, at the Indemnifying Party’s cost and expense.

(h) The above provisions of this Section 8.2 shall not apply to Tax indemnification matters and indemnification shall not be provided under this Section 8.2 for Taxes (or Damages relating to Taxes), all such matters and any such indemnification being governed by Article 6.

(i) Notwithstanding any provisions of this Agreement to the contrary, as of the Assignment Time, Parent shall unconditionally guarantee, both with respect to the payment of and any performance related to, the Damages that would otherwise be payable by Seller for each claim pursuant to Section 8.2(a)(i) (other than with respect to covenants or similar obligations) or Section 8.2(a)(ii) (“Covered Claims”), subject to in all respects the terms of this Agreement, to the same extent as Seller was so obligated. From the Assignment Time, no Indemnified Party shall make or have any claim against Seller pursuant to Section 8.2(a)(i) for a breach of representation or warranty or Section 8.2(a)(ii). For the sake of clarity, it is hereby agreed that any Damages that would otherwise be payable by Seller with respect to Covered Claims made prior to the Assignment Time but not settled or resolved at the Assignment Time shall be the responsibility of Parent. Nothing in this Agreement is intended to, and shall not be deemed to, waive any rights of Seller and its Affiliates pursuant to insurance policies or other contribution or indemnification rights relating to a Covered Claim, which policies and rights Seller shall assist Parent in pursuing with respect to any Covered Claim. Reuters Group PLC hereby guarantees Parent’s obligations under this Section 8.2(i).

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Termination. (a) This Agreement may be terminated at any time prior to Closing, as follows:

(i) by mutual written consent of Buyer and Seller duly authorized by their respective boards of directors;

(ii) by either of Buyer or Seller, if the Closing shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by Buyer upon written notice to Seller, if it is not then in material breach of its obligations such as would entitle Seller to terminate this Agreement, and if (A) there has been a breach of any of the respective representations and warranties of Seller hereunder such that Section 7.2(a) will not be satisfied or (B) there has been a breach on the part of Seller of any of its covenants or agreements contained in this Agreement such that Section 7.2(a) will not be satisfied; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 9.1(a)(iii) unless such breach is not capable of being cured prior to the Termination Date; or

(iv) by Seller upon written notice to Buyer, if it is not in material breach of its obligations under this Agreement, and if (A) there has been a breach by Buyer of any of its representations and warranties hereunder such that Section 7.3(a) will not be satisfied or (B) there has been a breach on the part of Buyer of any of its covenants or agreements contained in this Agreement such that Section 7.3(a) will not be satisfied; provided, however, that Seller may not terminate this Agreement pursuant to this Section 9.1(a)(iv) unless such breach is not capable of being cured prior to the Termination Date.

(b) Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

(c) In the event of any termination of this Agreement as provided in this Section 9.1, (i) Buyer shall forthwith return all documents and other materials received from Seller relating to the Transactions, whether so obtained before or after the execution hereof, to Seller, and all Information (as such term is used in the Confidentiality Agreement) received by Buyer or its representatives shall be dealt with in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, and (ii) this Agreement shall forthwith become void and shall be of no further force and effect, except for the provisions of Section 5.1(b) and this Article 9, without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, members, managers, employees, agents and representatives.

Section 9.2 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.

Section 9.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors, licensees and assigns of the parties hereto, but any such assignment by any party hereto shall not relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by the other party hereto in its sole discretion; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, that Buyer may sell, transfer or assign, in whole or in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such sale, transfer or assignment shall relieve Buyer of its obligations under this Agreement; and provided, further, that Seller may assign its rights under this Agreement to Parent to the extent relating to Parent’s performance of its obligations under this Agreement.

Section 9.5 No Waiver. No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto. Each and all of the several rights and remedies of either party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

Section 9.6 Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements between them or any of their related entities or Affiliates with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, until consummation of the Transactions. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon any party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

Section 9.7 Notices. All notices, requests and demands to or upon the respective parties hereto, and all statements, accountings and payments given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address:

(a) if to Seller, to:

Instinet Group Incorporated

3 Times Square

New York, NY 10036

Attention: Paul A. Merolla, Esq.

Facsimile: (646) 223-9017

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street New York, New York 10019

Attention: Andrew J. Nussbaum, Esq.

Facsimile: (212) 403-2000

(b) if to Buyer, to:

The Bank of New York

One Wall Street

New York, New York 10286

Attention: John Roy

Facsimile: (212) 635-1867

with copies to:

The Bank of New York

One Wall Street

New York, New York 10286

Attention: Chief Legal Officer

Facsimile: (212) 635-1070

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Donald C. Walkovik, Esq.

Facsimile: (212) 558-3588

Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without reference to such State’s principles of conflict of laws.

Section 9.9 Publicity. Prior to Closing, each party hereto agrees not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the Transactions, without the prior written consent, which shall not be unreasonably withheld, of the other party hereto, unless such information is otherwise publicly available other than as a result of a disclosure by such party made in breach of this Section 9.9; provided, however, that the parties hereto may, without the consent of the other, make any disclosures required to comply with applicable Legal Requirements, except such consent shall be sought where practicable to do so unless (a) such information is otherwise publicly available other than as a result of a disclosure by such party made in breach of this Section 9.9 or (b) the release thereof is, in the reasonable judgment of a party hereto, required by any Legal Requirements.

Section 9.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Schedule, Exhibit or other subdivision, (ii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iii) reference to any Article, Section, Schedule or Exhibit is reference to such Article or Section of, or Schedule or Exhibit to, this Agreement, (iv) “days” means calendar days, (v) all defined terms in this Agreement have the defined meaning when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise indicated therein, and (vi) all defined terms in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa, (vii) references in this Agreement to specific laws (such as the Code, HSR Act and ERISA) or to specific provisions of laws include all rules and regulations promulgated thereunder, and (viii) any statute defined or referred to herein or in any agreement or instrument referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. No provisions of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

Section 9.11 Expenses. Except as otherwise expressly provided herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

Section 9.12 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any Person other than the parties hereto.

Section 9.13 Severability. If any provision of this Agreement is held or deemed to be or is, in fact, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable.

Section 9.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.15 Parent Provisions. (a) Parent warrants and represents to the other parties hereto that (i) it has full corporate power and authority to enter into this Agreement and perform is obligations hereunder, and (ii) the execution and delivery of this Agreement have been duly authorized by Parent, and such execution, delivery and performance by Parent of its obligations hereunder do not conflict with, violate, or give rise to default under any of Parent’s organizational documents or legal obligations, except as would not materially adversely impair Parent’s ability to perform its obligations hereunder.

(b) In the event that any provision (including any condition) of this Agreement is amended or modified or a waiver is granted with respect to any such provision, Parent shall have no obligations pursuant to Section 8.2(i) of this Agreement with respect to any incremental increase in liability resulting from such amendment, modification or waiver if Parent did not grant its prior written consent to such amendment, modification or waiver.

(c) Parent shall be subject to the general provisions of this Article 9 to the same extent as Seller, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INSTINET GROUP INCORPORATED

By:	/s/ Paul Merolla
Name:	Paul Merolla
Title:	Executive Vice President and General Counsel

THE BANK OF NEW YORK

By:	/s/ Charles Rappold
Name:	Charles Rappold
Title:	Executive Vice President

REUTERS AMERICA LLC, WITH RESPECT TO SECTIONS 6.3(e) and 8.2(i) ONLY

By:	/s/ Eric Lint
Name:	Eric Lint
Title:	Executive Vice President

REUTERS GROUP PLC, WITH RESPECT TO SECTIONS 6.3(e) and 8.2(i) ONLY

By:	/s/ Eric Lint
Name:	Eric Lint
Title:	Authorized Signatory